wShares Enhanced Gold ETF 10-K

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (File No. 333-235913) of our report dated April 13, 2022 relating to the financial statements of wShares Enhanced Gold ETF (the “Trust”) as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and the period January 8, 2020 through December 31, 2020, which appear in this Annual Report on Form 10-K of wShares Enhanced Gold ETF. We also consent to the reference to our firm under the heading “Experts” in the above noted registration statement.

/s/ Citrin Cooperman & Company, LLP
Livingston, New Jersey

April 13, 2022